UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPLASH BEVERAGE GROUP, INC.

(Exact name of issuer as specified in its charter)

Colorado	34-1720075
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1314 E Las Olas Blvd. Suite 221 Fort Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

SPLASH BEVERAGE GROUP, INC.

2020 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Robert Nistico

Chief Executive Officer

Canfield Medical Supply, Inc.

1314 E Las Olas Blvd.

Suite 221

Fort Lauderdale, Florida 33301

(Name and address of agent for service)

(954) 745-5815

(Telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Telephone: (212) 930-9700

Fax Number: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of registration
to be Registered	Registered(1)	Share	Price(2)	fee

Common Stock, $0.001 par value per share	6,939,398	0.46	$3,192,123.08	$414.34

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act using the average of the high and low prices per share of the Registrant’s Common Stock as reported on the OTC Market on June 3, 2019, which date is within five business days prior to filing this Registration Statement,.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Splash Beverage Group, Inc. (previously, “Canfield Medical Supply, Inc.”) ("we", "us", "our", the “Company”, “Splash” or "Canfield") will provide each participant (the "Recipient") with documents that contain information related to the Splash Beverage Group, Inc. 2020 Long-Term Incentive Compensation Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will provide to each Recipient a written statement advising them of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Dean Huge, Chief Financial Officer

Splash Beverage Group, Inc.

1314 E Las Olas Blvd.

Suite 221

Fort Lauderdale, Florida 33316

(954) 745-5815

INFORMATION REQUIRED BY PART I TO BE CONTAINED IN SECTION 10(a) PROSPECTUS IS OMITTED FROM THE REGISTRATION STATEMENT IN ACCORDANCE WITH RULE 428 UNDER THE SECURITIES ACT OF 1933, AND NOTE TO PART I OF FORM S-8.

2

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information into this prospectus. The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)       Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020;

(b)      Our Quarterly Report on Form 10-Q and 10-Q/A, as amended, for the quarterly period ended March 31, 2020 filed with the SEC on May 13, 2020 and May 14, 2020, respectively, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 13, 2020;

(c)        Our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 7, 2020, April 6, 2020, April 17, 2020, April 22, 2020, May 7, 2020 and May 29, 2020;

(d)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (a) above; and

(e)        The description of the Registrant’s Common Stock incorporated herein by reference from the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission December 13, 2020.

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Splash Beverage Group, Inc.

Consolidated Financial Statements

December 31, 2019 and 2018

grant thornton llp 101 E KENNEDY BLVD, SUITE 3850 TAMPA, FL 33602 D +1 813 229 7201 F +1 813 223 3015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Splash Beverage Group, Inc. (formerly Canfield Medical Supply, Inc.)

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of Splash Beverage Group, Inc. (a Colorado corporation) and subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations, changes in deficiency in stockholders’ equity, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred a net loss of approximately $3.8 million during the year ended December 31, 2018. This condition, along with other matters as set forth in Note 3, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We served as the Company’s auditor from 2018 to 2019.

Tampa, Florida

August 18, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Splash Beverage Group, Inc.

(FKA Canfield Medical Supply, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Splash Beverage Group, Inc. (formerly known as Canfield Medical Supply, Inc.) (the “Company”) at December 31, 2019, and the related consolidated statements operations, changes in deficiency in stockholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

 The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP
Daszkal Bolton LLP
April 3, 2020, except for note 1 to which the date is July 31, 2020 Boca Raton, Florida We have served as the Company’s auditor since 2020.

Splash Beverage Group, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Current assets:
Cash and cash equivalents	$42,639	$938,040
Accounts receivable, net	11,430	—
Prepaid expenses	5,449	5,648
Inventory	304,012	276,788
Other receivables	7,132	5,700
Total current assets	370,662	1,226,176

Non-current assets:
Deposit	34,915	14,402
Right of use asset, net	162,008	—
Property and equipment, net	37,729	34,513
Total non-current assets	234,652	48,915

Total assets	$605,314	$1,275,091

Liabilities and Deficiency in Stockholders' Equity
Liabilities:
Current liabilities
Accounts payable and accrued expenses	$703,885	$831,070
Right of use liability – current	81,502	—
Due to related parties	429,432	302,934
Bridge loan payable, net	2,200,000	1,858,385
Related party notes payable – current	1,505,100	—
Convertible bridge loan payable – current	2,202,664	100,000
Notes payable	875,000	875,000
Royalty payable	39,000	21,062
Revenue financing arrangements	45,467	77,108
Shareholder advances	46,250	16,250
Accrued interest payable	1,604,498	1,119,909
Accrued interest payable - related parties	546,362	426,740
Total current liabilities	10,279,160	5,628,458

Long-term Liabilities:
Related party notes payable - non-current	—	1,375,100
Convertible bridge loan payable - non-current	—	2,102,664
Right of use liability – noncurrent	82,238	—
Total long-term liabilities	82,238	3,477,764

Total liabilities	10,361,398	9,106,222

Deficiency in stockholders' equity:
Common Stock, $0.001 par, 100,000,000 shares authorized, 44,021,389 and 40,165,002 issued and 43,885,096 and 39,892,417 outstanding for the years ended December 31, 2019 and 2018, respectively	44,021	40,165
Additional paid in capital	22,095,403	18,938,480
Treasury Stock, $0.001 par, 136,293 and 272,585 shares for the years ended December 31 2019 and 2018, respectively	(50,000)	(100,000)
Accumulated deficit	(31,845,506)	(26,709,776)
Total deficiency in stockholders' equity	(9,756,083)	(7,831,131)

Total liabilities and deficiency in stockholders' equity	$605,314	$1,275,091

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2019 and 2018

	2019	2018
Net revenues	$20,387	$16,176
Cost of goods sold	(245,500)	(109,706)
Negative gross margin	(225,113)	(93,530)

Operating expenses:
Contracted services	2,109,146	1,493,076
Salary and wages	1,078,730	508,769
Other general and administrative	1,006,603	888,817
Sales and marketing	67,467	112,506
Total operating expenses	4,261,946	3,003,168

Loss from operations	(4,487,059)	(3,096,698)

Other income/(expense):
Interest income	132	-
Interest expense	(665,195)	(684,833)
Gain/(loss) from debt extinguishment	16,391	(42,382)
Total other income/(expense)	(648,672)	(727,215)

Provision for income taxes	-	-

Net loss	$(5,135,731)	$(3,823,913)

Net loss per share (basic and diluted)	$(0.12)	$(0.11)

Weighted average number of common shares outstanding	42,154,947	36,108,948

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc. and Subsidiaries

Consolidated Statements of Changes in Deficiency in Stockholders’ Equity

For the Year Ended December 31, 2019

							Deficiency in
	Common Stock		Treasury Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity

Balances at December 31, 2017	35,150,103	$35,150	408,877	$(150,000)	$15,716,749	$(22,885,863)	$(7,283,964)

Issuance of Common stock for cash	4,878,607	4,879	—	—	2,180,444	—	2,185,323
Issuance of Common stock from treasury	136,292	136	(136,292)	50,000	49,864	—	100,000
Warrants issued with debt	—	—	—	—	991,423	—	991,423
Net loss	—	—	—	—	—	(3,823,913)	(3,823,913)

Balances at December 31, 2018	40,165,002	$40,165	272,585	$(100,000)	$18,938,480	$(26,709,776)	$(7,831,131)

Issuance of Common stock for cash	2,146,601	2,146	—	—	1,572,854	—	$1,575,000
Issuance of Common stock for services	1,709,785	1,709	—	—	1,252,914	—	1,254,623
Issuance of Common stock from treasury	—	—	(136,292)	50,000	49,900	—	99,900
Warrants issued in connection with debt modification	—	—	—	—	15,667	—	15,667
Share-based compensation	—	—	—	—	265,589	—	265,589
Net loss	—	—	—	—	—	(5,135,731)	(5,135,731)

Balances at December 31, 2019	44,021,389	$44,021	136,293	$(50,000)	$22,095,403	$(31,845,506)	$(9,756,083)

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

December 31, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities
Net loss	$(5,135,731)	$(3,823,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,334	7,257
Amortization of right-of-use asset	53,194	-
Gain from debt extinguishment	(16,391)	-
Deferred loan cost amortization	-	130,055
Noncash finance charge in connection with a debt modification	15,667	-
Share-based compensation	265,589	-
Shares issued in exchange for services	1,354,503	664,815
Warrants issued for services	-	991,423
Other noncash charges	360,923	32,252
Changes in assets and liabilities:
Accounts receivable	(11,428)	-
Inventory	(27,224)	(276,788)
Prepaid expenses and other current assets	(1,233)	(20,049)
Due to related party	-	5,496
Deposits	(20,513)	-
Accounts payable and accrued expenses	(127,167)	255,352
Royalty payable	17,938	(326,750)
Accrued interest payable	604,211	(110,345)
Net cash used in operating activities	(2,658,328)	(2,471,195)

Cash Flows from Investing Activities:
Capital expenditures	(12,552)	(1,336)
Net cash used in investing activities	(12,552)	(1,336)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	1,575,000	1,398,197
Shareholder advances	153,582	-
Proceeds from issuance of debt	130,000	2,702,664
Principal repayment of debt	(31,641)	(422,425)
Debt issuance costs	-	(271,670)
Reduction of right-of-use liability	(51,462)	-
Net cash provided by financing activities	1,775,479	3,406,766

Net Decrease in Cash and Cash Equivalents	(895,401)	934,235

Cash and Cash Equivalents, beginning of year	938,040	3,805

Cash and Cash Equivalents, end of year	$42,639	$938,040

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$23,851	$586,075
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Notes converted to common stock	$-	$684,450
Loss on debt extinguishment	$-	$42,382

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG”), f/k/a Canfield Medical Supply, Inc. (the “CMS”), was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C e-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

On July 2, 2020, CMS received a Certificate of Good Standing from the State of Colorado. This certificate allowed us to change our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. a Colorado company. On July 31, 2020, we received approval from FINRA to change the Company’s name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc.

These financial statements represent the operations of SBG and do not include the operations of CMS.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (“GAAP”). These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries, Splash International Holdings, LLC, Splash Beverage Holdings, LLC and Splash Mex SA de CV. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2019. Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. Our bank deposit accounts in Mexico are uninsured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  At December 31, 2019 and 2018, our accounts receivable amounts are reflected net of allowances of $11,430 and $0, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at December 31, 2019 and 2018 consisted of finished goods held for distribution. The cost elements in inventory consist of purchase of products, transportation, and warehousing. Inventory valuation is impacted by excess or inventory near expiration based on management’s estimates for excess or inventory near expiration based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording expense for excess or expired inventory in the future. The costs for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-10 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $19,781 and $7,257 for the years ended December 31, 2019 and 2018, respectively. Property and equipment as of December 31, 2019 and 2018 consisted of the following:

	2019	2018
Property and equipment, at cost	$88,758	$76,205
Accumulated depreciation	(51,029)	(41,692)
Property and equipment, net	$37,729	$34,513

Licensing Agreements

We capitalize the costs for our licensing agreements with ABG TapouT, LLC and Salt Tequila USA, LLC, which are amortized to expense on a straight-line basis over the term of the agreements.

The initial amount of the TapouT agreement as entered into by a related party prior to the Company’s assumption in 2013 was $4,000,000 to be paid over several years pursuant to a guaranteed minimum royalty agreement. Royalty costs incurred under the agreements, guaranteed minimum royalty amounts, are expensed as incurred. See Notes 5 and 13 for further information.

We have not made any payments to Salt Tequila USA, LLC under the licensing agreement due to the immaterial nature of our sales from the brand. See Note 10 for further information.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1	-	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2	-	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3	-	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at December 31, 2019 and 2018, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Convertible Instruments

U.S. GAAP requires the bifurcation of certain conversion rights contained in convertible indebtedness and account for them as free standing derivative financial instruments according to certain criteria. This criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When bifurcation is required, the embedded conversion options are bifurcated from the convertible note, resulting in the recognition of discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Convertible Instruments, continued

With respect to convertible preferred stock, we record a dividend for the intrinsic value of conversion options embedded in preferred securities based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, where applicable, and warehousing expense after manufacture are accounted for within operating expenses.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” and ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes”.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Income Taxes, continued

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions as of December 31, 2019 and 2018.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred; such amounts aggregated to $4,767 and $8,148 during the years ended December 31, 2019 and 2018, respectively.

Related Parties

We are indebted to certain members of our Board of Directors as of December 31, 2019 and 2018. Transactions between the Company and its Board members are summarized in Notes 4 and 9.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance. The core principle within Topic 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application.

On January 1, 2018, we adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), using the retrospective application with a cumulative effect adjustment at the date of initial application, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial asset. The adoption did not have a material effect on our Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). We adopted the standard effective January 1, 2019 using the modified retrospective method. The adoption of this standard resulted in recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, for all leases with a term greater than 12 months. When available, we would use the rate implicit in the lease to discount lease payments to present value. However, our leases generally do not provide a readily determinable implicit rate. Therefore, our management estimates the incremental borrowing rate to discount lease payments based on the information at the lease commencement. The accounting for finance leases is substantially unchanged. Given the nature of our operation, the adoption of Topic 842 did not have a material impact on our balance sheet, statement of operations, or liquidity. Refer to Note 11 – Operating Lease Obligations for information regarding our adoption of Topic 842 and the Company’s undiscounted future lease payments and the timing of those payments.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Management’s Evaluation

Management has evaluated subsequent events through the date the financial statements were issued.

Net Loss Per Share

Basic net loss per common share (“Basic EPS’’) excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share (“Diluted EPS’’) reflects the potential dilution that could occur if stock options or other contracts to issue shares of common stock were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net loss per common share

	2019	2018
Numerator
Net loss applicable to common shareholders	$(5,135,731)	$(3,823,913)

Denominator
Weighted average number of common shares outstanding	42,154,948	36,108,948

Net loss per share (basic and diluted)	$(0.12)	$(0.11)

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Our business operations have not yet generated significant revenues, and we have sustained net losses of approximately $5.1 million and $3.8 million during the years ended December 31, 2019 and 2018, respectively, and have an accumulated deficit of approximately $35.6 million and $30.5 million as of December 31, 2019 and 2018, respectively. In addition, we have current liabilities in excess of current assets of approximately $9.8 million at December 31, 2019. Further, we are in default on approximately $3.8 million of indebtedness, including accrued interest.

Our ability to continue as a going concern in the foreseeable future is dependent upon our ability to generate revenues and obtain sufficient long-term financing to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed and to generate revenues to satisfy our capital needs. No assurance can be given that we will be successful in these efforts.

These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest
Notes Payable	Rate	2019	2018

In October 2013, we entered into a short-term loan agreement with an entity in the amount of $25,000. The note matured and in March 2020 the full outstanding principal balance of $25,000 and unpaid accrued interest of $11,345 was converted into 234,767 shares of common stock according to the Merger Agreement.	7%	$25,000	$25,000

In February 2014, we entered into a 12-month term loan agreement with an individual in the amount of $200,000. The note included warrants for 68,146 shares of common stock at $0.73 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The note matured and remains unpaid.	15%	150,000	150,000

In March 2014, we entered into a 12-month term loan agreement with an individual in the amount of $500,000. The note included warrants for 681,461 shares of common stock at $0.92 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The note matured and in March 2020 the full outstanding principal balance of $500,000 and unpaid accrued interest of $373,065 was converted into 1,124,802 shares of common stock according to the Merger Agreement.	15%	500,000	500,000

In March 2014, we entered into a short-term loan agreement with an entity in the amount of $200,000. The note included warrants for 272,584 shares of common stock at $0.92 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The loans matured and remain unpaid.	8%	200,000	200,000

		$875,000	$875,000

Interest expense on notes payable was $105,966 and $115,250 for the years ended December 31, 2019 and 2018, respectively, and accrued interest was $581,693 and $475,728 as of December 31, 2019 and 2018, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest
Related Parties Notes Payable	Rate	2019	2018

During 2012, we entered into two 6-month term loan agreements with an entity, totaling $150,000. The notes included warrants for 68,146 shares of common stock at $0.73 per share which expired unexercised in 2017. The note matured and in March 2020 the full outstanding principal balance of $41,500 and unpaid accrued interest of $31,515 was converted into 98,726 shares of common stock according to the Merger Agreement.	7%	$41,500	$41,500

In March 2014, we entered into a $50,000 12-month term loan agreement. The note included warrants for 136,292 shares of common stock at $0.92 per share. The warrants expired unexercised on February 28, 2017. The note matured and in March 2020 the full outstanding principal balance of $50,000 and unpaid accrued interest of $24,145 was converted into 99,252 shares of common stock according to the Merger Agreement.	8%	50,000	50,000

During 2015, we entered into a 12-month term loan agreement with an individual in the amount $250,000. The note matured and in March 2020 the full outstanding principal balance of $250,000 and unpaid accrued interest of $101,850 was converted into 98,726 shares of common stock according to the Merger Agreement.	8%	250,000	250,000

In February 2012, we entered into a loan agreement with an officer of the Company in the amount of $100. On September 25, 2018 an additional $10,500 loan agreement was entered into. The note matured and in March 2020 the full outstanding principal balance of $10,600 and unpaid accrued interest of $1,189 was converted into 15,734 shares of common stock according to the Merger Agreement.	7%	10,600	10,600

During 2013, 2014, 2015, and 2016, we entered into several 12-month term loan agreements with an officer of the Company in the amounts of $57,000, $225,000, $105,000, and $9,000, respectively. The note matured and in March 2020 the full outstanding principal balance of $396,000 and unpaid accrued interest of $146,828 was converted into 727,344 shares of common stock according to the Merger Agreement.	7%	396,000	396,000

Continued on next page

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest
Related Parties Notes Payable, continued	Rate	2019	2018

During 2012, 2013, 2014, and 2016, we entered into 6-month term loan agreements with an officer of the Company in the amounts of $155,000, $210,000, $150,000 and $40,000, all respectively. The notes included warrants for issuances of 204,438 shares of common stock at $0.92 per share. The warrants expired unexercised on March 1, 2017. The note matured and in March 2020 the full outstanding principal balance of $495,000 and unpaid accrued interest of $213,010 was converted into 942,504 shares of common stock according to the Merger Agreement.	7%	495,000	495,000

During 2013, 2014 and 2017, we entered into 12-month term loan agreements with an officer of the Company in the amounts of $60,000, $50,000 and $10,000. The note matured and in March 2020 the full outstanding principal balance of $120,000 and unpaid accrued interest of $50,305 was converted into 228,328 shares of common stock according to the Merger Agreement.	7%	120,000	120,000

During 2018, we entered into a long term note payable with an entity owned by an officer for $12,000 to be payable on July 10, 2020. In March 2020 the full outstanding principal balance of $12,000 and unpaid accrued interest of $1,050 was converted into 17,407 shares of common stock according to the Merger Agreement.	12%	12,000	12,000

During 2019, we entered into a term note payable with an entity owned by an officer for $130,000 to be paid on August 8, 2019. The note matured and in March 2020 the full outstanding principal balance of $130,000 and unpaid accrued interest of $9,078 was converted into 182,525 shares of common stock according to the Merger Agreement.	12%	130,000	-

		$1,505,100	$1,375,100

Interest expense on related party notes payable was $95,183 and $99,532 for the years ended December 31, 2019 and 2018, respectively, and accrued interest was $546,362 and $426,740 as of December 31, 2019 and 2018, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest
Convertible Bridge Loans Payable	Rate	2019	2018

In May 2015, we entered into a 3-month term loan agreement with an individual in the amount of $100,000. The annual interest rate for this bridge loan was 32% for the first 90 days, and 4% thereafter, compounded monthly.	See left	$100,000	$100,000

In October 2015, we entered into a 3-month term loan agreement with two individuals in the amount of $25,000. On December 26, 2018, the outstanding principal and accrued interest of $14,388 was consolidated into a new $39,388 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $39,388 and unpaid accrued interest of $5,973 was converted into 59,694 shares of common stock according to the Merger Agreement.	12%	39,388	39,388

In June 2015, we entered into a 3-month term loan with two individuals in the amount of $100,000. On December 26, 2018, the outstanding principal amount of $100,000 and accrued interest of $64,307 was consolidated into a new $164,307 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $164,307 and unpaid accrued interest of $24,916 was converted into 249,013 shares of common stock according to the Merger Agreement.	12%	164,307	164,307

Continued on next page

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest
Convertible Bridge Loans Payable, continued	Rate	2019	2018

During 2016, 2017 and 2018, we entered into multiple loan agreements with an entity in varying amounts. On December 26, 2018, the outstanding principal of $235,500 and accrued interest of $155,861 was consolidated into a new $391,361 term due August 26, 2020. In March 2020 the full outstanding principal balance of $391,361 and unpaid accrued interest of $43,823 was converted into 435,184 shares of common stock according to the Merger Agreement.	12%	391,361	391,361

During 2016, we entered into 3-month term loan agreements with an individual totaling $20,000. The loan was extended to August 14, 2020. In March 2020 the full outstanding principal balance of $20,000 and unpaid accrued interest of $10,096 was converted into 41,336 shares of common stock according to the Merger Agreement.	9%	20,000	20,000

During 2014 through 2018, we entered into convertible promissory note agreements with various terms ranging from 90 days to 18 months at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $795,137 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $795,137 and unpaid accrued interest of $89,037 was converted into 884,174 shares of common stock according to the Merger Agreement.	12%	795,137	795,137

During 2015 and 2016, we entered into a series of 3-month term convertible promissory note agreements at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $692,471 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $692,471 and unpaid accrued interest of $77,541 was converted into 770,012 shares of common stock according to the Merger Agreement.	12%	692,471	692,471

		$2,202,664	$2,202,664

Interest expense on the convertible bridge loans payable was $310,865 and $430,317 for the years ended December 31, 2019 and 2018, respectively, and accrued interest was $439,344 and $489,015 as of December 31, 2019 and 2018, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest
Revenue Financing Arrangements	Rate	2019	2018

During August 2015, we entered into a 3-month term loan agreement with an entity in the amount of $50,000, with required daily payments of $999. We entered into two additional 3-month loan agreements with the entity in 2016 in the amounts of $60,000 and $57,000, with required daily payments of $928 and $713, respectively. The term loans matured and remains unpaid.	10%	28,032	28,032

During September 2016, the Company entered into a short-term loan agreement with an entity in the amount of $55,000 with required daily payments of $929. The note was paid off in 2019.	15%	-	15,009

During November 2016, we entered into a short-term loan agreement with an entity in the amount of $55,000 with required daily payments of $1,299. The note was in default as of December 31, 2018. In 2019, we entered into a settlement agreement with monthly installment payments of $6,000. The loan is scheduled to be fully repaid in 2020.	12%	17,435	34,067

		$45,467	$77,108

Interest expense on the revenue financing arrangements was $2,577 and $11,132 for the years ended December 31, 2019 and 2018, respectively, and accrued interest was $32,154 and $126,333 as of December 31, 2019 and 2018, respectively.

Bridge Loan Payable

We issued an additional bridge loan in October 2018 for $2 million with a one-year maturity to GMA Bridge Fund LLC (“GMA”). This bridge loan contains a 10% administration fee of which the full $200,000 was accrued at December 31, 2019 and included in bridge loan payable, net. We incurred $271,670 of loan costs, which was fully amortized at December 31, 2019. Interest on the bridge loan was 0.5% monthly for the first six months and 0.75% monthly for the next six months. At the same time the debt was issued, we entered into a separate agreement in which GMA provided consulting services for one year (“Consulting Agreement”). We compensated GMA for the Consulting Agreement services by issuance of a warrant with a 5-year term to acquire 1,362,922 shares of our common stock at an exercise price of $0.007 per share. The warrant vested immediately. The value of the warrant, based on a Black-Scholes option pricing model, was $991,423 and was expensed in full in 2018. Interest expense on the bridge loan for the years ended December 31, 2019 and 2018 was $137,637 and $28,603, respectively, and accrued interest at December 31, 2019 was $166,240. As part of the merger, these warrants were retired.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Future Minimum Debt Payments

Future minimum debt payments under the Company’s outstanding loans are as follows as of December 31, 2019:

	Related
	Party	Other	Total

2020	1,505,100	5,277,664	6,782,764
Thereafter	-	-	-

Total	$1,505,100	$5,277,664	$6,782,764

Note 5 – Licensing Agreement and Royalty Payable

During 2012, we entered into an assignment agreement with ABG TapouT, LLC (“TapouT”) to obtain the licensing rights of the brand “TapouT” on energy drinks, energy shots, water, teas and sports drinks for beverages sold in the United States of America, its territories, possessions, U.S. military bases and Mexico. Under the terms of the agreement, we are required to pay ABG Tapout, LLC a 6% royalty on net sales (gross revenue less discounts and allowances). The agreement requires us to make varying guaranteed minimum royalty payments in the total amount of $3,500,000 for the initial period of 5 years beginning in 2012. The terms of the license agreement were subsequently amended on several occasions between 2012 and 2016. During April 2017, the license agreement was again amended, to extend the term through December 31, 2018 with a 5-year renewal option if $5 million of net sales were achieved in 2018. The amendment also stated we were required to make a $30,000 payment on the date of the executed amendment, monthly payments of $30,000 starting on April 30, 2017 through December 31, 2017, and monthly payments of $26,484 starting on January 31, 2018 through December 31, 2018. We did not achieve the minimum net sales requirement per the amendment terms for 2018. In 2019 the agreement was once again amended extending the term through December 31, 2019. Per the 2019 amendment, the Company is required to make twelve monthly payments of $39,000. See Note 13.

The unpaid amount of royalties was $39,000 and $21,062 as of December 31, 2019 and 2018, respectively. Guaranteed minimum royalty payments totaled $468,000 and $326,750 for the years ended December 31, 2019 and 2018, respectively, which is included in other general and administrative expenses.

Note 6 – Income Taxes

We have evaluated the positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax planning strategies to determine which deferred tax assets are more likely than not to be realized in the future.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Income Taxes, continued

At December 31, 2019, our net operating loss carryforward for Federal income tax purposes was approximately $23.2 million, which will be available to offset future taxable income subject to potential annual limitations. If not used, these carry forwards will begin to expire in 2032, except for the current year net operating loss generated which can be carried forward indefinitely.

There was no income tax expense or benefit for the year ended December 31, 2019 and 2018 due to the full valuation allowance recorded in each period.

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2019	2018

US federal statutory tax rate	21.00%	21.00%
Permanent differences	-6.56%	-0.03%
Change in valuation allowance	-14.44%	-20.97%
Total	0.00%	0.00%

The tax effects of temporary differences which give rise to the significant portions of deferred tax assets or liabilities at December 31 are as follows:

	2019	2018

Deferred tax assets:
Net operating losses	$5,887,022	$5,315,433
Deferred rent	1,381	-
Accrued expenses/interest expense limitation	962,838	641,141
Total deferred tax assets	6,851,241	5,956,574

Deferred tax liabilities:
Depreciation	(7,354)	(7,666)
Total deferred tax liabilities	(7,354)	(7,666)
Less: valuation allowance	(6,843,887)	(5,948,908)

Total net deferred tax liabilities	$-	$-

We continually evaluate expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The open tax years subject to examination with respect to our operations are 2015 through 2019.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 7 – Deficiency in Stockholders’ Equity

Common Stock

In 2019, we issued 1,846,078 shares of our common stock in exchange for services provided to us. The shares were valued at $0.73 per share. We recognized share-based compensation expense of $1,354,500, which is classified within the contracted services line on the Statement of Operations.

In 2018, we issued 906,090 shares of common stock valued at $0.73 per share in exchange for services provided to the Company.

On May 28, 2018, we issued to a consultant or its designees common stock equal to 718,682 shares in exchange for services provided to the Company.

In December 2018, the full outstanding principal balance of a bridge note of $175,000 and unpaid accrued interest balance of $144,410 was converted to 290,220 shares of the Company’s common stock at $1.10 per share.

In October 2018, the full outstanding principal balance of a bridge note of $200,000 and unpaid accrued interest balance of $165,040 was converted to 331,681 shares of the Company’s common stock at $1.10 per share.

Certain common shareholders have the right to exchange their common shares for shares of preferred stock or convertible debt if the Company is unable to achieve the capital raise event as defined in the Merger Agreement by September 30, 2020 (see Note 13). Shares would consist of:

•	Series A Convertible Preferred Stock – 6,276,432
•	Series B Convertible Preferred Stock – 7,653,981
•	Convertible Debt – 10,560,090

As of December 31, 2019, the convertible debt was still classified as debt on the balance sheet.

Series A and B Convertible Preferred Stock

As part of the merger consummated on March 31, 2020, all series A and B convertible preferred stock were converted to common stock. If the Company is unable to achieve the capital raise event as defined in the Merger Agreement by September 30, 2020, these shareholders can rescind their common shares back to preferred shares. Below are the new rights to these shareholders if they decide to rescind:

Series A Convertible Preferred Stock:

Rank. The Series A Preferred Stock shall rank, with respect to dividend rights and to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

Dividends. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of eight percent (8%) of the Original Issue Price per share (equal to $.08 per share per annum). Dividends shall accrue on each share of Series A Preferred Stock from the date of issuance thereof, whether paid or not, and shall be cumulative and compounded annually.

Liquidation Preference. In the event of any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to one hundred fifty percent (150%) of the Series A Original Issue Price (the “Liquidation Preference”), plus the amount of accrued and unpaid dividends thereon from the Original Issue Date through the date of liquidation. If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this, the holders of shares of Series A Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $1.28 per share. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. All accrued and unpaid dividends may be converted by each holder of Series A Preferred Stock into Common Stock by first determining the number of shares of Series A Preferred Stock that could be purchased based on the Series A Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series A Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series A Original Issue Price of $1.00 and a Conversion Price of $0.85, the holders of Series A Preferred Stock would receive an additional 85,000 shares of Common Stock.

Automatic Conversion. Upon the consummation of an underwritten public offering of the Common Stock of the Company (“IPO”) , each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock at a Conversion Price equal to the lesser of (i) the Conversion Price in effect immediately prior to the consummation of the IPO or (ii) fifty percent (50%) of the public offering price of the Common Stock in the IPO. All accrued and unpaid dividends may be converted by each holder of Series A Preferred Stock into Common Stock by first determining the number of shares of Series A Preferred Stock that could be purchased based on the Series A Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series A Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series A Original Issue Price of $1.00 and a Conversion Price of $0.85, the holders of Series A Preferred Stock would receive an additional 85,000 shares of Common Stock.

Series B Convertible Preferred Stock:

Rank. The Series B Preferred Stock shall rank, with respect to dividend rights and to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with the Series A Preferred Stock and with each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

Dividends. The holders of the Series B Preferred Stock shall be entitled to receive cash dividends, when, as and if declared by the Board, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock, except for the Series A Preferred Stock which shall be paid at the same time as the Series B Preferred Stock is paid, and Common Stock of the Corporation at an annual rate of nine percent (9%) of the Original Issue Price per share (equal to $.09 per share per annum) payable out of legally available funds. Dividends shall accrue on each share of Series B Preferred Stock from the date of issuance thereof, whether paid or not, and shall be cumulative and compounded annually. Such dividends shall be payable on the first day of each January, April, July and October commencing with respect to each share of Series B Preferred Stock, on the first of such dates to occur after the issuance of such share (each such date a “Dividend Payment Date”) to the holders of record at the close of business on the fifteenth day of each December, March, June and September, respectively, subject to declaration of such dividends by the Board. All dividends paid with respect to shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends, if paid, must be paid, on all outstanding shares of Series B Preferred Stock contemporaneously. If any dividend shall not be paid on a Dividend Payment Date, for any reason, the right of the holders to receive such dividend shall not lapse or terminate but each such dividend shall accrue and be paid to such holders, subject to the conversion provisions below. No dividend shall be paid to the holders of any shares of Common Stock until all dividends, including accrued dividends, then owing to the holders of Series B Preferred Stock, shall have been paid in full.

Liquidation Preference. In the event of any Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to one hundred fifty percent (150%) of the Series B Original Issue Price (the “Liquidation Preference”), plus the amount of accrued and unpaid dividends thereon from the Original Issue Date through the date of liquidation. If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section , the holders of shares of Series B Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

Optional Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $1.28 per share. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. All accrued and unpaid dividends may be converted by each holder of Series B Preferred Stock into Common Stock by first determining the number of shares of Series B Preferred Stock that could be purchased based on the Series B Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series B Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series B Original Issue Price of $1.50 and a Conversion Price of $1.28, the holders of Series B Preferred Stock would receive an additional 78,125 shares of Common Stock.

Automatic Conversion. Upon the consummation of an underwritten public offering of the Common Stock of the Company (“IPO”), each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock at a Conversion Price equal to the lesser of (i) the Conversion Price in effect immediately prior to the consummation of the IPO or (ii) fifty percent (50%) of the public offering price of the Common Stock in the IPO. All accrued and unpaid dividends may be converted by each holder of Series B Preferred Stock into Common Stock by first determining the number of shares of Series B Preferred Stock that could be purchased based on the Series B Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series B Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series B Original Issue Price of $1.50 and a Conversion Price of $1.28, the holders of Series B Preferred Stock would receive an additional 78,125 shares of Common Stock.

Undesignated Preferred Stock

The Company has the ability to authorize Series A and Series B Convertible Preferred Stock.

Treasury Stock

Since its inception, we have repurchased shares from our shareholders. To date, we have repurchased 1,226,630 shares, of which 817,753 have been retired.

In connection with a 2018 consulting agreement, we are committed to issue 408,877 shares held in treasury upon the occurrence of certain events or milestones. We issued, out of treasury, 136,292 shares in July 2018 and 136,292 shares in July 2019.

Warrant Issuance-Common Stock

As part of the sale and issuance of 3,913,414 shares of our Series B Convertible Preferred Stock of SBG, we issued warrants to purchase 2,666,837 shares of our common stock at a price of $1.10 per share. The warrants have a 5-year term. At December 31, 2019, there are 2,593,486 warrants outstanding with a weighted average remaining life of 0.9 years.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 8 – Share-Based Payments

Warrant Issuance-Loan Agreements

In 2014, the Company issued seven (7) warrants for the purchase of 1,362,922 shares of the Company’s common stock. The warrants were issued with various loan agreements as described above in Note 4. Two warrants for a total of 136,292 shares of common stock were issued with exercise prices of $0.73 per share and five warrants for a total of 1,226,630 shares of common stock were issued with an exercise price of $0.92 per share. The Company estimated the fair value of the warrants totaling $161,626 based on its estimate of the fair value of the Company’s common stock at the issuance date, an average risk-free interest rate of 1.69%, the estimated life of half of the term of the warrant, a zero dividend yield and, a volatility rate of 50%, which was recorded as a discount to the notes and amortized over the notes’ lives under the effective interest rate method. The fair value of the warrants were expensed over the life of the loans which was 12 months. These warrants have expired as of December 31, 2018.

Warrant Issuance-GMA Consulting Services

During 2018, we issued warrants to purchase 1,362,922 shares of our common stock at $0.007 per share as part of our consulting agreement with GMA (see Note 4), At December 31, 2019, the weighted average life of the outstanding warrants is 3.75 years.

The warrants entitle the holder to purchase one share per warrant of the Company’s common stock at a price of $0.007 per share during the five-year period commencing on October 2, 2018, or, if greater, the number of common shares with a market value equivalent to two percent of the enterprise value of the Company at an exercise price of $0.006 per share.

Stock Plan

We have adopted the 2012 Stock Incentive Plan (the “Plan”), which provides for the grant of common stock and stock options to employees. We have reserved 4,088,765 shares for issuance under the Plan. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. On December 31, 2018, the sole option holder at the time, our CEO, exercised his options to purchase 2,657,698 shares of common stock at a purchase price of $0.12 per share, totaling $312,000, which total purchase price was paid by the cancelation of the equivalent amount of debt owed by us to the CEO. On December 7, 2019, our Board of Directors granted 1,124,410 options to certain employees and consultants. None of these options were exercised at December 31, 2019. There are 1,124,410 options issued and outstanding under the Plan at December 31, 2019. As of December 31, 2019, the total number of options available for grant is 306,657.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 8 – Share-Based Payments, continued

Stock Plan, continued

We measure employee stock-based awards at the grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options, the expected life of the option, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options was estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of options granted. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

We recognized stock-based compensation expense of $265,589 and $0 for the years ended December 31, 2019 and 2018, respectively. There was no unrecognized compensation cost related to stock option awards at December 31, 2019.

A summary of information related to stock options for the years ended December 31, 2019 and 2018 is as follows:

	December 31, 2019		December 31, 2018
		Weighted Average		Weighted Average
	Options	Exercise Price	Options	Exercise Price

Outstanding - beginning of year	-	$-	2,657,698	$0.12
Granted	1,124,410	$0.73	.
Exercised	-	$-	(2,657,698)	$(0.12)
Cancelled/forfeited	-	$-	-
Outstanding - end of year	1,124,410	$0.73	-

Exercisable at end of year	1,124,410	$0.73	-

Weighted average grant date fair value of options during year	N/A		N/A

Weighted average duration to expiration of outstanding options at year-end	5.0		N/A

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 9 – Related Parties

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables, net of $429,432 and $302,934 as of December 31, 2019 and 2018, respectively. The related party payable to the CEO bears no interest payable and is due on demand.

During 2018, $312,000 of the related party was paid in kind as the CEO exercised 2,657,698 options to acquire common stock at $0.12 per share against the payable.

There are related party notes payable of $1,505,100 and $1,375,100 outstanding as of December 31, 2019 and 2018, respectively, as discussed in Note 4.

Note 10 – Investment in Salt Tequila USA, LLC

On December 9, 2013, we entered into a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) in Mexico for the manufacturing of our product line. The agreement was for a one-year term with an additional two-year renewal. On December 28, 2015, the agreement was extended through 2020. In the December 9, 2013 agreement, we received a 5% ownership interest in SALT, 12 months after the date of the agreement we received an additional 5% ownership interest in SALT, and 24 months after the date of the agreement we received an additional 5% interest, resulting in a total interest of 15% in SALT. We have not recorded the cost of the investment or our share of its results of operations as the amounts are considered immaterial.

SALT also has sold product to an unrelated international alcohol distributor, American Spirits Exchange, for preliminary market testing in 9 of 16 states that they distribute to, that are government-controlled alcohol resellers. In 2018 and 2019 we had no sales of SALT Tequila. On December 31, 2018, we created a Mexican subsidiary, Splash MEX SA DE CV (“Splash Mex”) for the exporting of SALT Tequila from Mexico to the USA, South and Central Americas. Splash Mex will also act as the manufacturing and distribution agent of TapouT in Central and South Americas. Applications for the appropriate licenses required for import and wholesale of alcohol in the USA have been completed for at the Federal and State levels. These licenses will permit direct alcohol sales to distributors and wholesalers thereby limiting the use of agents for importing SALT Tequila to the USA for distribution.

Note 11 – Operating Lease Obligations

Effective July 2018, we entered into a lease agreement for the right to use and occupy office space. The lease term commenced July 1, 2018 and is scheduled to expire after 36 months, on June 30, 2021. Total rent expense for the ten months, beginning in March, in 2018 was $32,855.

Prior to the current lease, we entered into a lease agreement in 2014 for the right to use and occupy office space. The lease term commenced November 1, 2014 and was scheduled to expire after 62 months, on December 31, 2019. The lease was terminated in February 2018. Total rent expense for the two months in 2018 was $19,641.

Effective November 2019, we entered into a new lease agreement for our NY affiliate. The lease is for six months and will expire on April 30, 2020. This lease was not subjected to the new lease standard, Topic 842.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 11 – Operating Lease Obligations, continued

Effective November 2019, we entered into a new lease with Interport Logistics, LLC. The lease term commenced on November 11, 2019 and is scheduled to expire on November 11, 2020. This lease was subjected to the new lease standard, Topic 842.

Effective May 2019, we entered into a new lease in Mexico. The lease commenced May 1, 2019 and is scheduled to expire after 24 months, on April 1, 2021. This lease was subjected to the new lease standard, Topic 842.

The following table presents a reconciliation of the undiscounted future minimum lease payments, under the leases for our office and warehouses to the amounts reported as financial lease liabilities on the consolidated balance sheet at December 31, 2019:

Undiscounted Future Minimum Lease Payments	Operating Lease

2020	$87,734
2021	59,291
Thereafter	25,911
Total	172,936
Amount representing imputed interest	(9,196)
Total operating lease liability	163,740
Current portion of operating lease liability	(81,502)
Operating lease liability, non-current	$82,238

The table below presents information for lease costs related to our operating leases at December 31, 2019:

Operating lease cost:
Amortization of leased assets	$52,692
Interest of lease liabilities	5,716
Total operating lease cost	$58,408

The table below presents lease-related terms and discount rates at December 31, 2019:

Remaining term on leases	16 to 34 months
Incremented borrowing rate	5.0%

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 12 - Contingencies

We are a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Litigation

On April 24, 2017, a note holder filed a complaint against the Company for a promissory note in default. The note holder is requesting summary judgment in the amount of $246,632.

Note 13 – Subsequent Events

TapouT Licensing Agreement

Effective January 1, 2020, we have amended our license agreement with TapouT as previously disclosed in Note 5. The agreement has been extended through December 31, 2022. Under the terms of the amendment, we are required to make guaranteed minimum royalty monthly payments of $45,000 through December 31, 2022. We also are required to meet a minimum net sales threshold of $9,000,000 for 2020. There can be no assurance that the net sales threshold will be achieved, or that further amendments to the agreement will be executed for it to remain effective in 2021 and later periods.

SALT Tequila Purchase Agreement

On March 26, 2020, we entered into a new amended stock sale and purchase agreement. The agreement is for $1,000,000 to be paid in 4 tranches of $250,000 and entitles us to additional equity interest in Salt Tequila USA, LLC as follows:

●	Tranche 1 – 7.5%

●	Tranche 2 – 5.0%

●	Tranche 3 – 5.0%

●	Tranche 4 – 5.0%

Once all tranches are paid-out we will have a total equity stake of 37.5% of Salt Tequila USA, LLC.

Merger with Canfield Medical Supply, Inc.

As previously described in Note 1, Splash entered into a Merger Agreement with CMS. Upon completion of the merger, the Splash shareholders collectively own, as a group, on a fully diluted basis approximately 85% of the combined company.

The Merger Agreement was consummated on March 31, 2020. As part of the merger, pursuant to a Promissory Note Conversion Agreement, all outstanding debt of Splash, except for $450,000 in principal, was converted in common shares of the combined entity. Under the Promissory Note Conversion Agreement, if the Company shall fail to raise $9,000,000 of additional capital no later than six months from the date of the Merger, then the holder may seek to rescind the Promissory Note Conversion Agreement, return the Note Conversion Shares and receive a replacement promissory note from the Company.

In addition, in connection with the Merger, pursuant to Preferred Stock Conversion Agreements, all Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and accreted dividends of Splash were converted into common shares of the combined entity, and have been reflected as outstanding for all periods presented. Under the Preferred Stock Conversion Agreement, if the Company shall fail to raise $9,000,000 of additional capital no later than six months from the date of the Merger, then the holder may seek to rescind the Preferred Stock Conversion Agreement, return the Preferred Stock Conversion Shares and receive replacement shares of preferred stock from the Company.

Alcohol License

On February 4, 2020 we received a Florida Alcohol License. This license gives us the ability to import and sell liquor within the United States.

Warrant Expiration

Subsequent to December 31, 2019, warrants to purchase 754,741 shares of our common stock have expired.

Mezzanine Equity

As part of the merger, dated March 31, 2020, we converted the majority of our debt into equity. As stated in the debt conversion agreements, each debt holder can convert their shares back to debt if we are not able to adequately raise $9,000,000 additional capital within six months of the date of the merger. As a result, these shares have been classified as mezzanine equity in the consolidated balance sheet on March 31, 2020.

Q1 2020 Notes Received

During the first quarter of 2020, we received $1.5 million from one of our shareholders to be used to finance the operations of the Company. As part of the merger, the entire $1.5 million was converted into mezzanine equity.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Condensed Consolidated Financial Statements

June 30, 2020

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Condensed Consolidated Balance Sheets

June 30, 2020 and December 31, 2019

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$118,751	$42,639
Accounts Receivable, net	359,657	11,430
Prepaid Expenses	19,114	5,449
Inventory	479,230	304,012
Other receivables	9,544	7,132
Total current assets	986,296	370,662

Non-current assets:
Deposit	$56,366	$34,915
Goodwill	9,448,852	—
Investment in Salt Tequila USA, LLC	250,000	—
Right of use asset, net	130,101	162,008
Property and equipment, net	64,269	37,729
Total non-current assets	9,948,049	234,652

Total assets	$10,935,884	$605,314

Liabilities and Deficiency in Stockholders' Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$1,118,582	$703,885
Right of use liability - current	89,950	81,502
Due to related parties	517,875	429,432
Bridge loan payable, net	—	2,200,000
Related party notes payable	—	1,505,100
Convertible Loan Payable	100,000	2,202,664
Notes payable, current portion	539,611	875,000
Royalty payable	90,000	39,000
Revenue financing arrangements	12,710	45,467
Shareholder advances	88,000	46,250
Accrued interest payable	805,602	1,604,498
Accrued interest payable - related parties	—	546,362
Total current liabilities	3,362,330	10,279,160

Long-term Liabilities:
Related party notes payable - noncurrent	64,200	—
Right of use liability - noncurrent	40,151	82,238
Total long-term liabilities	104,351	82,238

Total liabilities	3,466,681	10,361,398

Common stock, (mezzanine shares) 12,605,283 shares, contingently convertible to notes payable at June 30, 2020	9,248,720	—

Deficiency in stockholders' equity:
Common Stock, $0.001 par, 100,000,000 shares authorized, 57,002,247 and 44,021,382 shares
issued 57,002,247 and 43,885,090 outstanding, at June 30, 2020 and December 31, 2019, respectively	57,002	44,021
Additional paid in capital	34,898,641	22,095,403
Treasury Stock, $0.001 par, 136,292 shares at cost	—	(50,000)
Accumulated deficit	(36,735,159)	(31,845,508)
Total deficiency in stockholders' equity	(1,779,517)	(9,756,084)

Total liabilities, mezzanine shares and deficiency in stockholders' equity	$10,935,884	$605,314

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Condensed Consolidated Statements of Operations

For the Three- and Six- Months Ended June 30, 2020 and 2019

(Unaudited)

	Three months ended June 30, 2020	Three months ended June 30, 2019	Six months ended June 30, 2020	Six months ended June 30, 2019
Net revenues	$612,308	$42,775	$724,311	$48,105
Cost of goods sold	(287,773)	(48,215)	(394,987)	(74,418)
Gross margin	324,535	(5,440)	329,324	(26,313)

Operating expenses:
Contracted services	165,697	179,714	423,678	430,770
Salary and wages	365,013	16,378	606,689	412,262
Other general and administrative	156,258	79,456	1,189,671	301,843
Sales and marketing	24,230	27,164	47,242	32,652
Total operating expenses	711,198	302,712	2,267,280	1,177,527

Loss from operations	(386,663)	(308,152)	(1,937,956)	(1,203,840)

Other income/(expense):
Interest income	205	—	16,356	—
Interest expense	(21,854)	89,763	(1,935,491)	(420,524)
Gain from debt extinguishment	34,962	—	34,962	—
Total other income/(expense)	13,313	89,763	(1,884,172)	(420,524)

Provision for income taxes	—	—	—	—

Net loss	$(373,350)	$(218,389)	$(3,822,129)	$(1,624,364)

Net loss per share (basic and diluted)	$(0.01)	$(0.01)	$(0.07)	$(0.04)

Weighted average number of common shares outstanding	56,908,703	41,807,563	51,113,403	41,603,074

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Condensed Consolidated Statement of Deficiency in Stockholders’ Equity

For the six months ended June 30, 2020 and 2019

(Unaudited)

							Total
	Common Stock		Treasury Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)

Balances at December 31, 2018	40,165,002	40,165	272,585	$(100,000)	$18,938,480	$(26,709,776)	$(7,831,132)

Issuance of Common stock for cash	27,258	27	—	—	19,973	—	$20,000
Issuance of Common stock for services	1,363	1	—	—	999	—	1,000
Share-based compensation	—	—	—	—	—	—	-
Net loss	—	—	—	—	—	(703,624)	(703,624)

Balances at March 31, 2019	40,193,623	40,193	272,585	$(100,000)	$18,959,452	$(27,413,400)	$(8,513,755)

Issuance of Common stock for cash	483,837	484	—	—	354,516	—	$355,000
Issuance of Common stock for services	—	—	—	—	—	—	-
Issuance of series B convertible preferred stock	—	—	—	—	—	—	-
Issuance of Common stock from treasury	—	—	—	—	—	—	-
Warrants issued in connection with debt modification	—	—	—	—	—	—	-
Share-based compensation	—	—	—	—	—	—	-
Net loss	—	—	—	—	—	(921,520)	(921,520)

Balances at June 30, 2019	40,677,460	40,677	272,585	$(100,000)	$19,313,968	$(28,334,920)	$(9,080,275)

	Common Stock		Treasury Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Equity (Deficit)
Balances at December 31, 2019	44,021,389	44,021	136,293	$(50,000)	$22,095,403	$(31,845,506)	$(9,756,084)

Issuance of common stock for convertible debt	—	—	—	—	145,579	—	145,579
Incremental beneficial conversion for preferred A	—	—	—	—	240,770	(240,770)	-
Issuance of warrants on convertible instruments	—	—	—	—	2,486,706	(828,903)	1,657,803
Issuance of common stock for services	817,753	818	(136,293)	50,000	549,182	—	600,000
Issuance of common stock for acquisition	11,913,200	11,913	—	—	9,161,251	—	9,173,164
Net loss	—	—	—	—	—	(3,446,630)	(3,446,630)

Balances at March 31, 2020	56,752,342	56,752	—	$—	$34,678,891	$(36,361,809)	$(1,626,167)

Issuance of warrants	—	—	—	—	77,434	—	77,434
Issuance of common stock for services	—	—	—	—		—	-
Issuance of common stock for cash	249,912	250	—	—	142,316	—	142,566
Net loss	—	—	—	—		(373,350)	(373,350)

Balances at June 30, 2020	57,002,254	57,002	—	$—	$34,898,641	$(36,735,159)	$(1,779,517)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Condensed Consolidated Statement Cash Flows

For the Six Months Ended June 30, 2020 and 2019

(Unaudited)

	Six months ended June 30, 2020	Six months ended June 30, 2019
Net loss	$(3,822,129)	$(1,624,364)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	13,045	4,711
Amortization of ROU Asset	39,684	502
Debt discount	(5,222)	_
Gain from debt extinguishment	(34,962)	—
Interest on notes payable converted to common stock	231,692	—
Interest expense due to the issuance of warrants	1,657,805	—
Share-based compensation	—	—
Shares issued in exchange for services	600,000	1,000
Other noncash charges	(252,280)	—
Changes in working capital items:		—
Accounts receivable	(36,641)	2,598
Inventory	(153,804)	(80,648)
Prepaid expenses and other current assets	(16,077)	38,187
Deposits	(39,451)	(1,043)
Accounts payable and accrued expenses	(56,268)	(122,896)
Royalty payable	51,000	(21,062)
Accrued Interest payable	40,601	403,530
Net cash used in operating activities	(1,783,007)	(1,399,485)

Cash Flows from Investing Activities:
Capital Expenditures	(5,439)	(4,526)
Proceeds from sale of fixed assets	1,098
Investment in Salt Tequila USA, LLC	(150,000)	—
Net cash acquired in merger	72,442	—
Net cash used in investing activities	(81,899)	(4,526)

Cash Flows from Financing Activities:
Proceeds from issuance of Common stock	1,610,000	375,000
Repayment of shareholder advance	(120,106)	—
Cash advance from shareholder	288,000	—
Proceeds from issuance of debt	264,249	160,413
Principal repayment of debt	(61,248)	—
Reduction of ROU Liability	(39,877)	—
Net cash provided by financing activities	1,941,018	535,413

Net Change in Cash and Cash Equivalents	76,112	(868,598)

Cash and Cash Equivalents, beginning of year	42,639	938,040

Cash and Cash Equivalents, end of period	$118,751	$69,442

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$3,424	$—

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Notes payable and accrued interest converted to common stock (12,605,283 shares)	9,248,721	—
Series A & B preferred stock and declared dividends converted to common stock	14,587,623	—
Liability issued for investment in SALT Tequila USA, LLC	100,000	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“SBG”), f/k/a Canfield Medical Supply, Inc. (the “CMS”), was incorporated in the State of Ohio on September 3, 1992, and changed domicile to Colorado on April 18, 2012. CMS is in the business of home health services, primarily the selling of durable medical equipment and medical supplies to the public, nursing homes, hospitals and other end users.

On December 31, 2019, CMS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SBG Acquisition Inc. (“Merger Sub”), a Nevada Corporation wholly-owned by CMS, and Splash Beverage Group, Inc. a Nevada corporation (“Splash”) pursuant to which Merger Sub merged with and into Splash (the “Merger”) with Splash as the surviving company and a wholly-owned subsidiary of CMS. The Merger was consummated on March 31, 2020.

As the owners and management of Splash have voting and operating control of CMS following the Merger, the Merger transaction was accounted for as a reverse acquisition (that is with Splash as the acquiring entity), followed by a recapitalization.

As part of the recapitalization, previously issued shares of SBG preferred stock have been reflected as shares of common stock that were received in the Merger. These common shares have been retrospectively presented as outstanding for all periods.

Splash specializes in the manufacturing, distribution, and sales & marketing of various beverages across multiple channels. Splash operates in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C e-commerce distribution platform called Qplash, further expanding its distribution abilities and visibility.

On July 2, 2020, CMS received a Certificate of Good Standing from the State of Colorado. This certificate allowed us to change our name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc. a Colorado company. On July 31, 2020, we received approval from FINRA to change the Company’s name from Canfield Medical Supply, Inc. to Splash Beverage Group, Inc.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These condensed consolidated financial statements include the accounts of Splash Beverage Group and its wholly owned subsidiaries, Holdings and Splash Mex, in addition to the accounts of the CMS from March 31, 2020, the merger consummation date. All intercompany balances have been eliminated in consolidation.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The accompanying financial statements have been prepared by us without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the three months ended June 30, 2020 and 2019 have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and notes thereto included in our December 31, 2019 audited financial statements. The results of operations for the period ended June 30, 2020 are not necessarily indicative of the operating results for the full year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at June 30, 2020 or December 31, 2019.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At June 30, 2020 we had no bank accounts over the federally insured limits. Our bank deposit accounts in Mexico are uninsured.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  At June 30, 2020 and December 31, 2019, our accounts receivable amounts are reflected net of allowances of $359,657 and $11,430, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at June 30, 2020 and December 31, 2019 consisted of finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-10 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

Depreciation expense totaled $10,750 and   $1,806 for the three months ended June 30, 2020 and June 30, 2019, respectively. Depreciation expense totaled $13,045 and $4,711 for the six months ended June 30, 2020 and June 30, 2019, respectively. Property and equipment as of June 30, 2020 and December 31, 2019 consisted of the following:

	June 30, 2020	December 31, 2019
Property and equipment, at cost	206,006	88,758
Accumulated depreciation	(141,738)	(51,029)
Property and equipment, net	64,269	37,729

Licensing Agreements

We capitalize the costs for our licensing agreements with ABG TapouT, LLC and Salt Tequila USA, LLC, which are amortized to expense on a straight-line basis over the term of the agreements.

The initial amount of the TapouT agreement as entered into by a related party prior to the Company’s assumption in 2013 was $4,000,000 to be paid over several years pursuant to a guaranteed minimum royalty agreement. Royalty costs incurred under the agreements, guaranteed minimum royalty amounts, are expensed as incurred.

We have not made any payments to Salt Tequila USA, LLC under the licensing agreement due to the immaterial level of our sales to date from the brand.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at June 30, 2020 and December 31, 2019, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Convertible Instruments

U.S. GAAP requires the bifurcation of certain conversion rights contained in convertible indebtedness and account for them as free standing derivative financial instruments according to certain criteria. This criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When bifurcation is required, the embedded conversion options are bifurcated from the convertible note, resulting in the recognition of discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

With respect to convertible preferred stock, we record a dividend for the intrinsic value of conversion options embedded in preferred securities based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, where applicable, and warehousing expense after manufacture are accounted for within operating expenses.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”.  Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  We use the Black-Scholes option pricing model to determine the fair value of stock options.  We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, “Income Taxes”.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at June 30, 2020 and December 31, 2019.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Net loss per share

The net loss per share is computed by dividing the net loss by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

	Three-months ended	Three-months ended	Six-months ended	Six-months ended
Numerator	June 30, 2020	June 30, 2019	June 30 2020	June 30, 2019
Net loss applicable to common shareholders	$(373,350)	$(218,389)	$(3,822,129)	$(1,624,364)

Denominator
Weighted average number of common shares outstanding	56,908,703	41,807,563	51,113,403	41,603,563

Net loss per share (basic and diluted)	$(0.01)	$(0.01)	$(0.07)	$(0.04)

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including warrants to purchase 3 million shares of common stock for nominal consideration.

Advertising

We conduct advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred.

Related Parties

We are indebted to certain members of our Board of Directors at June 30, 2020 and December 31, 2019. Transactions between us and the Board members are summarized in Notes 4 and 8.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability for most leases in its balance sheet.

We adopted the standard on January 1, 2019, using the modified retrospective method. The adoption of this standard resulted in recognition of a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, for all leases with a term greater than 12 months. When available, we would use the rate implicit in the lease to discount lease payments to present value. However, our leases generally do not provide a readily determinable implicit rate. Therefore, our management estimates the incremental borrowing rate to discount lease payments based on the information at the lease commencement. The accounting for finance leases is substantially unchanged. Given the nature of our operation, the adoption of Topic 842 did not have a material impact on our balance sheet, statement of income, or liquidity. Refer to Note 10 – Operating Lease Obligations for information regarding our adoption of Topic 842 and the Company’s undiscounted future lease payments and the timing of those payments.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Our business operations have not yet generated significant revenues, and we have sustained net losses of approximately $3.8 million during the six months ended June 30, 2020 and have an accumulated deficit of approximately $40.5 million at June 30, 2020. In addition, we have current liabilities in excess of current assets of approximately $2.4 million at June 30, 2020. Further, we are in default on approximately $0.6 million of indebtedness, including accrued interest.

Our ability to continue as a going concern in the foreseeable future is dependent upon our ability to generate revenues and obtain sufficient long-term financing to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed and to generate revenues to satisfy our capital needs. No assurance can be given that we will be successful in these efforts.

These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	June 30, 2020	December 31, 2019
Notes Payable

In October 2013, we entered into a short-term loan agreement with an entity in the amount of $25,000. In March 2020 the full outstanding principal balance of $25,000 and unpaid accrued interest of $11,345 was converted into 234,767 shares of common stock according to the Merger Agreement.	7%	$—	$25,000

In February 2014, we entered into a 12-month term loan agreement with an individual in the amount of $200,000. The note included warrants for 66,146 shares of common stock at $0.73 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The note matured and remains unpaid.	15%	150,000	150,000

In March 2014, we entered into a 12-month term loan agreement with an individual in the amount of $500,000. The note included warrants for 681,461 shares of common stock at $0.92 per share. The warrants expired on February 28, 2017 and none were exercised at that date. In March 2020 the full outstanding principal balance of $500,000 and unpaid accrued interest of $373,065 was converted into 1,124,802 shares of common stock according to the Merger Agreement.	15%	—	500,000

In March 2014, we entered into a short-term loan agreement with an entity in the amount of $200,000. The note included warrants for 272,584 shares of common stock at $0.94 per share. The warrants expired on February 28, 2017 and none were exercised at that date. The loans matured and remain unpaid.	8%	200,000	200,000

In May 2020, we entered into a two year loan with an entity under the Paycheck Protection Program established by the CARES Act in the amount of $94,833.32. The note requires monthly payments of principal and interest starting in December 2020 and maturing in May 2020. We expect $73,167 of the loan amount to be forgiven in accordance with the CARES Act.	1%	94,833	—

In June 2020, we entered into a six-month loan with an individual in the amount of $100,000. The loan matures in December 2020 with principal and interest due at maturity.	12%	100,000	—
		$544,833	$875,000

Interest expense on notes payable was $10,429 and $28,813 for the three months ended June 30, 2020 and 2019, respectively. Interest expense on notes payable was $59,859 and $57,626 for the six months ended June 30, 2020 and 2019, respectively. Accrued interest was $245,005 at June 30, 2020

Concurrently with the consummation of the Merger, notes payable of $525,000 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020. As a result, these shares are classified as mezzanine equity in our condensed consolidated balance sheet.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest Rate	June 30, 2020	December 31, 2019
Related Parties Notes Payable

During 2012, we entered into two 6-month term loan agreements with an entity, totaling $150,000. The notes included warrants for 68,146 shares of common stock at $0.73 per share which expired unexercised in 2017. In March 2020 the full outstanding principal balance of $41,500 and unpaid accrued interest of $31,515 was converted into 98,726 shares of common stock according to the Merger Agreement.	7%	$—	$41,500

In March 2014, we entered into a $50,000 12-month term loan agreement. The note included warrants for 136,292 shares of common stock at $0.92 per share. The warrants expired unexercised on February 28, 2017. In March 2020 the full outstanding principal balance of $50,000 and unpaid accrued interest of $24,145 was converted into 99,252 shares of common stock according to the Merger Agreement.	8%	—	50,000

During 2015, we entered into a 12-month term loan agreement with an individual in the amount $250,000. In March 2020 the full outstanding principal balance of $250,000 and unpaid accrued interest of $101,850 was converted into 98,726 shares of common stock according to the Merger Agreement.	8%	—	250,000

In February 2012, we entered into a loan agreement with an officer of the Company in the amount of $100. On September 25, 2018 an additional $10,500 loan agreement was entered into. In March 2020 the full outstanding principal balance of $10,600 and unpaid accrued interest of $1,189 was converted into 15,734 shares of common stock according to the Merger Agreement.	7%	—	10,600

During 2013, 2014, 2015, and 2016, we entered into several 12-month term loan agreements with an officer of the Company in the amounts of $57,000, $225,000, $105,000, and $9,000, respectively. In March 2020 the full outstanding principal balance of $396,000 and unpaid accrued interest of $146,828 was converted into 727,344 shares of common stock according to the Merger Agreement.	7%	—	396,000

Continued on next page

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest Rate	June 30, 2020	December 31, 2019
Related Parties Notes Payable, continued

During 2012, 2013, 2014, and 2016, we entered into 6-month term loan agreements with an officer of the Company in the amounts of $155,000, $210,000, $150,000 and $40,000, all respectively. The notes included warrants for issuances of 204,438 shares of common stock at $.092 per share. The warrants expired unexercised on March 1, 2017. In March 2020 the full outstanding principal balance of $495,000 and unpaid accrued interest of $213,010 was converted into 942,504 shares of common stock according to the Merger Agreement.	7%	—	495,000

During 2013, 2014 and 2017, we entered into 12-month term loan agreements with an officer of the Company in the amounts of $60,000, $50,000 and $10,000. In March 2020 the full outstanding principal balance of $120,000 and unpaid accrued interest of $50,305 was converted into 228,328 shares of common stock according to the Merger Agreement.	7%	—	120,000

During 2018, we entered into a long term note payable with an entity owned by an officer for $12,000 to be payable on July 10, 2020. In March 2020 the full outstanding principal balance of $12,000 and unpaid accrued interest of $1,050 was converted into 17,407 shares of common stock according to the Merger Agreement.	12%	—	12,000

During 2019, we entered into a term note payable with an entity owned by an officer for $130,000 to be paid on August 8, 2019. In March 2020 the full outstanding principal balance of $130,000 and unpaid accrued interest of $9,078 was converted into 182,525 shares of common stock according to the Merger Agreement.	12%	—	130,000
		$—	$1,505,100

Interest expense on related party notes payable was $0 and $24,814 for the three months ended June 30, 2020 and 2019, respectively. Interest expense on related party notes payable was $37,967 and $49,628 for the six months ended June 30, 2020 and 2019, respectively. Accrued interest was $0 as of June 30, 2020.

Concurrently with the consummation of the Merger, notes payable of $1,505,100 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020. As a result, these shares are classified as mezzanine equity in our condensed consolidated balance sheet.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

	Interest Rate	June 30, 2020	December 31, 2019
Convertible Bridge Loans Payable

In May 2015, we entered into a 3-month term loan agreement with an individual in the amount of $100,000. The annual interest rate for this bridge loan was 32% for the first 90 days, and 4% thereafter, compounded monthly.	See left	$100,000	$100,000

In October 2015, we entered into a 3-month term loan agreement with two individuals in the amount of $25,000. On December 26, 2018, the outstanding principal and accrued interest of $14,388 was consolidated into a new $39,388 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $39,388 and unpaid accrued interest of $5,973 was converted into 59,694 shares of common stock according to the Merger Agreement.	12%	—	39,388

In June 2015, we entered into a 3-month term loan with two individuals in the amount of $100,000. On December 26, 2018, the outstanding principal amount of $100,000 and accrued interest of $64,307 was consolidated into a new $164,307 term loan due August 26, 2020. In March 2020 the full outstanding principal balance of $164,307 and unpaid accrued interest of $24,916 was converted into 249,013 shares of common stock according to the Merger Agreement.	12%	—	164,307

During 2016, 2017 and 2018, we entered into multiple loan agreements with an entity in varying amounts. On December 26, 2018, the outstanding principal of $235,500 and accrued interest of $155,861 was consolidated into a new $391,361 term due August 26, 2020. In March 2020 the full outstanding principal balance of $391,361 and unpaid accrued interest of $43,823 was converted into 435,184 shares of common stock according to the Merger Agreement.	12%	—	391,361

During 2016, we entered into 3-month term loan agreements with an individual totaling $20,000. The loan was extended to August 14, 2020. In March 2020 the full outstanding principal balance of $20,000 and unpaid accrued interest of $10,096 was converted into 41,336 shares of common stock according to the Merger Agreement.	9%	—	20,000

During 2014 through 2018, we entered into convertible promissory note agreements with various terms ranging from 90 days to 18 months at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $795,137 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $795,137 and unpaid accrued interest of $89,037 was converted into 884,174 shares of common stock according to the Merger Agreement.	12%	—	795,137

During 2015 and 2016, we entered into a series of 3-month term convertible promissory note agreements at 18% interest with an entity which were consolidated into one loan at 12% in 2018 totaling $692,471 with a due date of August 26, 2020. In March 2020 the full outstanding principal balance of $692,471 and unpaid accrued interest of $77,541 was converted into 770,012 shares of common stock according to the Merger Agreement.	12%	—	692,471
		$100,000	$2,202,664

During 2018, we issued convertible bridge loans payable which are convertible, at the holders’ option, into shares of our common stock.

During 2018 multiple convertible bridge loans payable to five counterparties, and related unpaid interest were consolidated into five new convertible bridge loans payable totaling $2,082,665. The notes are of varying amounts and are due in August 2020, at an interest rate of 12%. We analyzed the notes and concluded the conversion terms did not constitute beneficial conversion features. The principal amount and any accrued and unpaid interest are convertible at the conversion price of a potential future offering of the Company.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

Interest expense on the convertible bridge loans payable was $8,000 and $70,480 for the three months ended June 30, 2020 and 2019, respectively. Interest expense on the convertible bridge loans payable was $101,785 and $140,960 for the six months ended June 30, 2020 and 2019, respectively. Accrued interest was $155,215 at June 30, 2020.

On April 24, 2017, a note holder filed a complaint against the Company for a promissory note in default. The note holder is requesting summary judgment in the amount of $247,215.

Concurrently with the consummation of the Merger, notes payable of $2,102,664 and accrued interest were converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, these investors have the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020. As a result, these shares are classified as mezzanine equity in our condensed consolidated balance sheet.

	Interest Rate	June 30, 2020	December 31, 2019
Revenue Financing Arrangements

During August 2015, we entered into a 3-month term loan agreement with an entity in the amount of $50,000, with required daily payments of $999. we entered into two additional 3-month loan agreements with the entity in 2016 in the amounts of $60,000 and $57,000, with required daily payments of $928 and $713, respectively. The term loans matured and remain unpaid.	10%	28,032	28,032

During November 2016, we entered into a short-term loan agreement with an entity in the amount of $55,000 with required daily payments of $1,299. The note was in default as of December 31, 2018. In 2019, we entered into a settlement agreement with monthly installment payments of $6,000. The loan is scheduled to be fully repaid in 2020.	12%	17,435	17,435
		$45,464	$45,464

Interest expense on the revenue financing arrangements was $25,067 and $1,723 for the year ended June 30, 2020 and 2019, respectively. Accrued interest was $0 at June 30, 2020.

Bridge Loan Payable

We issued an additional bridge loan in October 2018 for $2 million with a one-year maturity to GMA Bridge Fund LLC (“GMA”). This bridge loan contains a 10% administration fee of which the full $200,000 was accrued at December 31, 2019 and included in bridge loan payable, net. We incurred $271,670 of loan costs, which was fully amortized at December 31, 2019. Interest on the bridge loan was 0.5% monthly for the first six months and 0.75% monthly for the next six months. At the same time the debt was issued, we entered into a separate agreement in which GMA provided consulting services for one year (“Consulting Agreement”). We compensated GMA for the Consulting Agreement services by issuance of a warrant with a 5-year term to acquire 1,362,922 shares of our common stock at an exercise price of $0.01 per share. The warrant vested immediately. The value of the warrant, based on a Black-Scholes option pricing model, was $991,423 and was expensed in full in 2018. Interest expense on the bridge loan for the six months ended June 30, 2020 was $0 and accrued interest at June 30, 2020 was $0.

As part of GMA’s conversion agreement, we replaced the original warrants to purchase 1 million shares and granted additional warrants. To purchase 1 million shares. The value of the warrants based on a Black-Scholes option pricing model, was $1,657,805, and was expensed.

Concurrently with the consummation of the Merger, the $2,500,000 note payable of was converted to shares of Splash common stock, which were exchanged for Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. Pursuant to the terms of the conversion agreements, GMA has the right to rescind the common shares received and receive replacement notes payable if we fail to raise $9 million in a secondary initial public offering by September 30, 2020. As a result, these shares are classified as mezzanine equity in our condensed consolidated balance sheet.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 5 – Licensing Agreement and Royalty Payable

We have a licensing agreement with ABG TapouT, LLC (“TapouT”), providing us with licensing rights to the brand “TapouT” on energy drinks, energy shots, water, teas and sports drinks for beverages sold in the United States of America, its territories, possessions, U.S. military bases and Mexico. Under the terms of the agreement, we are required to pay a 6% royalty on net sales, as defined. In 2020 and 2019, we are required to make monthly payments of $45,000 and $39,000, respectively.

The unpaid amount of royalties was $90,000 at June 30, 2020. Guaranteed minimum royalty payments totaled $135,000 and $117,000 for the three months ended June 30, 2020 and 2019, which is included in general and administrative expenses. Guaranteed minimum royalty payments totaled $270,000 and $234,000 for the six months ended June 30, 2020 and 2019, which is included in general and administrative expenses.

Note 6 – Deficiency in Stockholders’ Equity

Series A and B Convertible Preferred Stock

As part of the merger consummated on March 31, 2020, all series A and B convertible preferred stock were converted to common stock. If the Company is unable to achieve the capital raise event as defined in the Merger Agreement by September 30, 2020, these shareholders can rescind their common shares back to preferred shares. Below are the new rights to these shareholders if they decide to rescind:

Series A Convertible Preferred Stock:

Rank. The Series A Preferred Stock shall rank, with respect to dividend rights and to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

Dividends. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative cash dividends at an annual rate of eight percent (8%) of the Original Issue Price per share (equal to $.08 per share per annum). Dividends shall accrue on each share of Series A Preferred Stock from the date of issuance thereof, whether paid or not, and shall be cumulative and compounded annually.

Liquidation Preference. In the event of any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to one hundred fifty percent (150%) of the Series A Original Issue Price (the “Liquidation Preference”), plus the amount of accrued and unpaid dividends thereon from the Original Issue Date through the date of liquidation. If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this, the holders of shares of Series A Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $1.28 per share. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. All accrued and unpaid dividends may be converted by each holder of Series A Preferred Stock into Common Stock by first determining the number of shares of Series A Preferred Stock that could be purchased based on the Series A Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series A Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series A Original Issue Price of $1.00 and a Conversion Price of $0.85, the holders of Series A Preferred Stock would receive an additional 85,000 shares of Common Stock.

Automatic Conversion. Upon the consummation of an underwritten public offering of the Common Stock of the Company (“IPO”) , each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock at a Conversion Price equal to the lesser of (i) the Conversion Price in effect immediately prior to the consummation of the IPO or (ii) fifty percent (50%) of the public offering price of the Common Stock in the IPO. All accrued and unpaid dividends may be converted by each holder of Series A Preferred Stock into Common Stock by first determining the number of shares of Series A Preferred Stock that could be purchased based on the Series A Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series A Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series A Original Issue Price of $1.00 and a Conversion Price of $0.85, the holders of Series A Preferred Stock would receive an additional 85,000 shares of Common Stock.

Note 6 – Deficiency in Stockholders’ Equity, continued

Series B Convertible Preferred Stock:

Rank. The Series B Preferred Stock shall rank, with respect to dividend rights and to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with the Series A Preferred Stock and with each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

Dividends. The holders of the Series B Preferred Stock shall be entitled to receive cash dividends, when, as and if declared by the Board, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock, except for the Series A Preferred Stock which shall be paid at the same time as the Series B Preferred Stock is paid, and Common Stock of the Corporation at an annual rate of nine percent (9%) of the Original Issue Price per share (equal to $.09 per share per annum) payable out of legally available funds. Dividends shall accrue on each share of Series B Preferred Stock from the date of issuance thereof, whether paid or not, and shall be cumulative and compounded annually. Such dividends shall be payable on the first day of each January, April, July and October commencing with respect to each share of Series B Preferred Stock, on the first of such dates to occur after the issuance of such share (each such date a “Dividend Payment Date”) to the holders of record at the close of business on the fifteenth day of each December, March, June and September, respectively, subject to declaration of such dividends by the Board. All dividends paid with respect to shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto. Dividends, if paid, must be paid, on all outstanding shares of Series B Preferred Stock contemporaneously. If any dividend shall not be paid on a Dividend Payment Date, for any reason, the right of the holders to receive such dividend shall not lapse or terminate but each such dividend shall accrue and be paid to such holders, subject to the conversion provisions below. No dividend shall be paid to the holders of any shares of Common Stock until all dividends, including accrued dividends, then owing to the holders of Series B Preferred Stock, shall have been paid in full.

Liquidation Preference. In the event of any Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to one hundred fifty percent (150%) of the Series B Original Issue Price (the “Liquidation Preference”), plus the amount of accrued and unpaid dividends thereon from the Original Issue Date through the date of liquidation. If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section , the holders of shares of Series B Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

Optional Conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $1.28 per share. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. All accrued and unpaid dividends may be converted by each holder of Series B Preferred Stock into Common Stock by first determining the number of shares of Series B Preferred Stock that could be purchased based on the Series B Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series B Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series B Original Issue Price of $1.50 and a Conversion Price of $1.28, the holders of Series B Preferred Stock would receive an additional 78,125 shares of Common Stock.

Automatic Conversion. Upon the consummation of an underwritten public offering of the Common Stock of the Company (“IPO”), each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock at a Conversion Price equal to the lesser of (i) the Conversion Price in effect immediately prior to the consummation of the IPO or (ii) fifty percent (50%) of the public offering price of the Common Stock in the IPO. All accrued and unpaid dividends may be converted by each holder of Series B Preferred Stock into Common Stock by first determining the number of shares of Series B Preferred Stock that could be purchased based on the Series B Original Issue Price then in effect and then determining the number of shares of Common Stock such additional shares of Series B Preferred Stock are convertible into. By way of illustration only, if the accrued and unpaid dividends are equal to $100,000, then based on the Series B Original Issue Price of $1.50 and a Conversion Price of $1.28, the holders of Series B Preferred Stock would receive an additional 78,125 shares of Common Stock.

Common Stock

In 2019, we issued 1,846,078 shares of our common stock in exchange for services provided to us. The shares were valued at $0.73 per share. We recognized share-based compensation expense of $1,354,500, which is classified within the contracted services line on the Statement of Operations. At June 30, 2020, we issued 249,912 shares of common stock in exchange for cash. The shares were valued at $0.73 per share.

Treasury Stock

Since its inception, we have repurchased shares from our shareholders. To date, we have repurchased 1,226,630 shares, of which 817,753 have been retired.

In connection with a 2018 consulting agreement, we were committed to issue the 408,877 shares held in treasury upon the occurrence of certain events or milestones. We issued 136,292 shares in July 2018, 136,292 shares in July 2019 and 136,292 shares on March 31, 2020.

Warrant Issuance-Common Stock

As part of the sale and issuance of 4,088,765 shares of our Series A Convertible Preferred Stock, we issued 4,088,765 warrants to purchase shares of our common stock at a price of $0.73 per share. The warrants had a five-year term and expired during 2019.

As an incentive to convert their Series A preferred stock we issued 1,000,000 new warrants to purchase shares of SBG common stock at $0.18 per share. Concurrently with the consummation of the Merger, these warrants were exchanged for 1,362,922 of Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.] shares. These warrants have a 3-year term.

Warrant Issuance-Common Stock

As part of the sale and issuance of 5,333,675 shares of our Series B Convertible Preferred Stock, we issued 2,666,839 warrants to purchase shares our common stock at a price of $1.10 per share. The warrants have a 5-year term. At June 30, 2020, there are 1,145,786   warrants outstanding with a weighted average remaining life of 0.3 years.

As part of the sale of 100,000 shares of common stock, we issued 325,000 warrants to purchase shares of our common stock at a price of $0.25 per share. These warrants have a 3-year term.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 7 – Share-Based Payments

Warrant Issuance-GMA Consulting Services

We issued 1,362,922 warrants to purchase shares of our common stock at $0.007 per share as part of our consulting agreement with GMA, at December 31, 2019, the weighted average life of the outstanding warrants is 3.75 years.

The warrants entitle the holder to purchase one share per warrant of the Company’s common stock at a price of $0.01 per share during the five-year period commencing on October 2, 2018, or, if greater, the number of common shares with a market value equivalent to two percent of the enterprise value of the Company at an exercise price of $0.008 per share.

As an incentive for GMA to convert their debt and accrued interest into shares of common stock, we retired the original 1,362,922 warrants and issued 2,725,844 pre-merger new warrants to purchase shares of our common stock at $0.18 per share. These warrants have a 3-year term.

Stock Plan

We have adopted the 2012 Stock Incentive Plan for SBG (the “Plan”), which provides for the grant of common stock and stock options to employees. We have reserved 4,088,765 shares for issuance under the Plan. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. On December 31, 2018, the sole option holder at the time, our CEO, exercised his options to purchase 2,657,698 shares of common stock at a purchase price of $0.12 per share, totaling $312,000, which total purchase price was paid by the cancelation of the equivalent amount of debt owed by us to the CEO. On December 7, 2019, our Board of Directors granted 1,124,410 options to certain employees and consultants. None of these options were exercised at June 30, 2020. There are 1,124,410 options issued and outstanding under the Plan at June 30, 2020. As of June 30, 2020, the total number of options available for grant is 306,657.

We measure employee stock-based awards at the grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options, the expected life of the option, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock- based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options was estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of options granted. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

We recognized stock-based compensation expense of $265,589 for the year ended December 31, 2019. There was no unrecognized compensation cost related to stock option awards at June 30, 2020.

Concurrently with the consummation of the Merger, options to purchase 825,000 SBC shares were converted to options to purchase 1,124,410 Splash Beverage Group, Inc. [Formerly Canfield Medical Supply, Inc.] shares.

	Options	Weighted Average Exercise Price

Outstanding - beginning of year	1,124,410	$0.77
Granted	—
Exercised	—	$—
Cancelled/forfeited	—	$—
Outstanding - June 30, 2020	1,124,410	$0.77

Exercisable at June, 30 2020	1,124,410	$0.77

Weighted average grant date fair value of options during year	N/A

Weighted average duration to expiration of outstanding options at June 30, 2020	4.8

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 8 – Related Parties

During the normal course of business, we incurred expenses related to services provided by our CEO or Company expenses paid by our CEO, resulting in related party payables, net of $517,875 as of June 30, 2020. The related party payable to the CEO bears no interest payable and is due on demand. We also assumed a $50,000 note for the President of WesBev who is the majority shareholder of Splash Beverage Group, Inc. [Formerly known as Canfield Medical Supply, Inc.].

There are related party notes payable of $0 outstanding as of June 30, 2020 as discussed in Note 4.

Note 9 – Investment in Salt Tequila USA, LLC

On December 9, 2013, we entered into a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) in Mexico for the manufacturing of our product line. The agreement was for a one-year term with an additional two-year renewal. On December 28, 2015, the agreement was extended through 2020. In the December 9, 2013 agreement, we received a 5% ownership interest in SALT, 12 months after the date of the agreement we received an additional 5% ownership interest in SALT, and 24 months after the date of the agreement we received an additional 5% interest, resulting in a total interest of 15% in SALT. We have not recorded the cost of the investment or our share of its results of operations as the amounts are considered immaterial.

SALT also has sold product to an unrelated international alcohol distributor, American Spirits Exchange, for preliminary market testing in 9 of 16 states that they distribute to, that are government-controlled alcohol resellers. In 2019 we had no sales for SALT Tequila. On December 31, 2018, we created a Mexican subsidiary, Splash MEX SA DE CV (“Splash Mex”) for the exporting of SALT Tequila from Mexico to the USA, South and Central Americas. Splash Mex will also act as the manufacturing and distribution agent of TapouT in Central and South Americas. Applications for the appropriate licenses required for import and wholesale of alcohol in the USA have been completed for at the Federal and State levels. These licenses will permit direct alcohol sales to distributors and wholesalers thereby limiting the use of agents for importing SALT Tequila to the USA for distribution.

On March 26, 2020, we entered into a new amended stock sale and purchase agreement. The agreement is for $1,000,000 to be paid in 4 tranches of $250,000 and entitles us to additional equity interest in Salt Tequila USA, LLC as follows:

●	Tranche 1 – 7.5%

●	Tranche 2 – 5.0%

●	Tranche 3 – 5.0%

●	Tranche 4 – 5.0%

Once all tranches are paid-out we will have a total equity stake of 37.5% of Salt Tequila USA, LLC.

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 10 – Operating Lease Obligations

Effective July 2018, we entered into a lease agreement for the right to use and occupy office space. The lease term commenced July 1, 2018 and is scheduled to expire after 36 months, on June 30, 2021.

Prior to the current lease, we entered into a lease agreement in 2014 for the right to use and occupy office space. The lease term commenced November 1, 2014 and was scheduled to expire after 62 months, on March 31, 2020. The lease was terminated in February 2018.

Effective November 2019, we entered into a new lease agreement for our NY affiliate. The lease is for six months and will expire on April 30, 2020. This lease was not subjected to the new lease standard, Topic 842.

Effective November 2019, we entered into a new lease with Interport Logistics, LLC. The lease term commenced on November 11, 2019 and is scheduled to expire on November 11, 2020.

Effective May 2019, we entered into a new lease in Mexico. The lease commenced May 1, 2019 and is scheduled to expire after 24 months, on April 1, 2021.

The following table presents the discounted present value of minimum lease payments for our office and warehouses to the amounts reported as financial lease liabilities on the condensed consolidated balance sheet at June 30, 2020:

Undiscounted Future Minimum Lease Payments	Operating Lease

2020	$47,456
2021	59,291
Thereafter	29,086
Total	135,832
Amount representing imputed interest	(5,732)
Total operating lease liability	130,101
Current portion of operating lease liability	89,950
Operating lease liability, non-current	$40,151

The table below presents information for lease costs related to our operating leases at June 30, 2020:

Operating lease cost:
Amortization of leased assets	$87,798
Interest of lease liabilities	9,180
Total operating lease cost	$96,978

The table below presents lease-related terms and discount rates at June 30, 2020:

Remaining term on leases	10 to 28 months
Incremented borrowing rate	5.0%

Splash Beverage Group, Inc.

[f/k/a Canfield Medical Supply, Inc.]

Notes to the Condensed Consolidated Financial Statements

Note 11 – Line of Credit

At June 30, 2020 SBG owed $68,000 to a financial institution under a revolving line of credit which is classified within other current liabilities. The line of credit is secured by the assets of SBG is due on demand, and bears interest at variable rates approximately 6.1% at June 30, 2020. Interest expense under the note was approximately $900 during the three months ended June 30, 2020. Interest expense under the note was approximately $2,000 during the six months ended June 30, 2020.

Note 12 – PPP Loan

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond the point of origin. On March 20, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

In response to the COVID-19 outbreak in the United States, the CARES Act (the “Act”) was passed by Congress and signed into law on March 27, 2020. In connection with the CARES Act, the Company and its subsidiary applied for and received loans with an original aggregate principal balance of approximately $158,000. These loans and interest will be forgiven as long as the funds are used for qualifying expenditures as outlined in the Act. The loans bear interest at 1%, with an 18 month term, and has a 6-month initial payment deferral.

Note 13 – Business Combinations

As stated in Note 1, we consummated the merger of SBG on March 31, 2020 which was accounted for as a reverse merger.

The value of our merger was approximately $9.2 million based on the valuation of the SBG equity on the date of consummation.

The following summarizes our allocation of the purchase price for the acquisition:

Cash and cash equivalents	$72,442
Accounts receivable	$311,586
Inventory	$21,415
Property and equipment	$38,110
Goodwill	$9,448,832
Accounts payable, accrued expenses and other liabilities	$719,221
Purchase price	$9,173,164

Note 14 – Segment Reporting

The Company evaluates segment reporting in accordance with the FASB Accounting Standards Codification Topic 280, Segment Reporting, each reporting period, including evaluating the reporting package reviewed by the Chief Executive Officer and Chief Financial Officer.

	Three-Months Ending		Six-Months Ending
Revenue	Q2 2020	Q2 2019	Q2 2020	Q2 2019
Beverages	412,729	42,775	524,732	48,105
Medical Devices	199,579	—	199,579	—

Total Revenues	612,308	42,775	724,311	48,105

Total assets	June 2020	December 2019
Beverages	1,172,224	605,314
Medical Devices	9,763,660	—

Total Assets	10,935,884	605,314

Note 15 – Commitment and Contingencies

We are a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but we do not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Capital Raise

In connection with the merger we are committed to our previous preferred stock and debt holders to raise $9 million in a secondary IPO, as defined in the agreements.

Stock Price Guarantee

We have a commitment to issue additional shares associated with specific stock price guarantee granted to an investor. See Note 4.

Note 16 – Subsequent Events

Private Placement Memorandum (PPM)

Our Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to obtain working capital by conducting a private placement offering of 2,727,272 shares of the common stock of the Company, no par value per share at a purchase price of $1.10 per share for aggregate gross proceeds of $3,000,000. As part of the PPM, each common share holds one-half warrant. As of August 14, 2020 the company has not sold any shares.

Company Name Change

In July 2020, we filed a Certificate of Amendment of Articles of Incorporation to change our name to Splash Beverage Group Inc. On July 31, 2020, we received approval from FINRA regarding our name change.

New Stock Issuance

On July 1, 2020, we enter a subscription agreement with one of our existing shareholders for $110,000 in exchange for 100,000 of our common stock at $1.10 per share. As part of the agreement we granted 325,000 warrants at a purchase price of $0.25 per warrant.

On July 8, 2020, we enter a subscription agreement with one of our existing shareholders for $500,000 in exchange for 454,546 of our common stock at $1.10 per share. As part of the agreement we granted 554,546 warrants.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statement gives effect to the Merger Agreement transaction (the "Merger Agreement") between Canfield Medical Supply, Inc. (“CMS”) and Splash Beverage Group, Inc. ("SBG"). In the Merger Agreement, CMS issued 54,677,690 shares of its common stock to the shareholders of SBG in exchange for all of the issued and outstanding common shares of SBG, which resulted in SBG becoming a wholly-owned subsidiary of CMS. CMS also issued warrants to acquire 6,024,174 shares of its common stock to existing SBG warrant holders. As owners and management of SBG have voting and operating control of CMS following the Merger Agreement, the transaction is accounted for as a reverse acquisition.

The unaudited pro forma consolidated financial statements presented below are prepared by applying the acquisition method of accounting to a business combination that is a reverse acquisition. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Merger Agreement are described in the accompanying unaudited notes presented on the following page. The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2019 presents the combined results of operations as if the Reverse Acquisition had occurred on January 1, 2019 in addition to, the consolidated statement of operations for the six-months ending June 30, 2020.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had CMS and SBG been a combined company during the specified periods. The unaudited pro forma consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, SBG's audited financial statements at and for the years ended December 31, 2019 and 2018, SBG’s Q2 2020 Form 10-Q and CMS's audited financial statements for the years ended December 31, 2019 and 2018, as included in herein for the year ended December 31, 2019.

Splash Beverage Group, Inc.

2019 Proforma Condensed Statement of Operations

(UNAUDITED)

					Pro Forma
				Pro Forma	Condensed
	Splash	Canfield		Adjustments	Consolidated
Revenues	20,387	1,017,833		—	1,038,220

Cost of Sales	(245,500)	(508,874)		—	(754,374)

Gross Margin	(225,113)	508,959		—	283,846

Operating Expenses	4,261,946	979,355		—	5,241,301

Loss from Operations	(4,487,059)	(470,396)		—	(4,957,455)

Interest Expense	(665,195)	(8,376)	(a)	584,830	(88,741)
Other Income (Expense)	16,523	1,538			18,061

Net Loss	(5,135,731)	(477,234)		584,830	(5,028,135)

Net loss per share					(0.12)

Pro forma weighted
average shares outstanding					42,154,947

(a) To reverse interest expense on notes payable which were converted to Common stock concurrently with the Merger Agreement

Splash Beverage Group, Inc.

June 30, 2020 Proforma Condensed Statement of Operations

(UNAUDITED)

						Pro Forma
					Pro Forma	Condensed
	Splash		Canfield		Adjustments	Consolidated
Revenues	724,311	(a)	175,273		—	899,584

Cost of Sales	(394,987)	(a)	(105,964)		—	(500,951)

Gross Margin	329,324		69,309		—	398,633

Operating Expenses	2,267,280	(a)	178,811		—	2,446,091

Loss from Operations	(1,937,956)		(109,502)		—	(2,047,458)

Interest Expense	(1,935,491)	(a)	(2,513)	(b)	145,579	(1,792,425)
Other Income (Expense)	51,318	(a)	454			51,772

Net Loss	(3,822,129)		(111,561)		145,579	(3,788,111)

Net loss per share						(0.08)

Pro forma weighted
average shares outstanding						50,428,177

(a) - to include the pre-acquisition results of operations of Canfield Medical Supply, Inc.

(b) To reverse interest expense on notes payable which were converted to Common stock concurrently with the Merger Agreement

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain legal matters in connection with this registration statement will be passed upon for the Registrant by Sichenzia Ross Ference LLP of New York, New York. Sichenzia Ross Ference LLP or certain members or employees of Sichenzia Ross Ference LLP have been issued common stock of the Company

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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Colorado law against all liability and expense (including, but not limited to, attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation.

Our Bylaws provide for indemnification of our directors to the fullest extent not prohibited under the Colorado law.

Our Bylaws provide that we may indemnify and advance expenses to officers, employees, fiduciaries and agents of the Company as we deem appropriate and as permitted by Colorado law.  No such indemnification shall be made without the prior approval of our Board of Directors and the determination by the Board of Directors that such indemnification is permissible, except pursuant to a contract approved by the Board of Directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

EXHIBIT
NUMBER	EXHIBIT

4.1	SPLASH BEVERAGE GROUP, INC. 2020 Long-Term Incentive Compensation Plan

5.1	Opinion of Sichenzia Ross Ference LLP

23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

23.2	Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm .

23.3	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.4	Consent of Pinnacle Accountancy Group of Utah

24.1	Power of Attorney (included on signature page)

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ITEM 9. UNDERTAKINGS.

1. The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Company under the Securities Act to any purchaser in the initial distribution of the securities: The Company undertakes that in a primary offering of securities of the Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and (iv) any other communication that is an offer in the offering made by the Company to the purchaser.

2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on August 18, 2020.

By:	/s/ Robert Nistico
Robert Nistico Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Nistico , his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Date: August 18, 2020	/s/ Robert Nistico
Robert Nistico
Chief Executive Officer

Date:August 18, 2020	/s/ Dean Huge
Dean Huge
Chief Financial Officer

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